Exhibit (a)(1)(iv)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

CHORDIANT SOFTWARE, INC.

at

$5.00 Net Per Share

by

MAPLE LEAF ACQUISITION CORP.

a wholly owned subsidiary

of

PEGASYSTEMS INC.

March 24, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Maple Leaf Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Pegasystems Inc., a Massachusetts corporation (“Pegasystems”), is making an offer to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Chordiant Software, Inc., a Delaware corporation (the “Company”), at a price of $5.00 per Share (as may be adjusted pursuant to the Merger Agreement (as defined below)) net to the holder thereof in cash without interest, and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 24, 2010 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). All references herein to “Shares” shall be deemed to include all associated rights to purchase Series A Junior Participating Preferred Stock issued pursuant to the Rights Agreement, dated as of July 10, 2008, between the Company and American Stock Transfer & Trust Co. LLC, as amended. The Offer is being made in connection with the Agreement and Plan of Merger, dated March 14, 2010, by and among Pegasystems, Purchaser and the Company (as may be amended, modified or supplemented from time to time, the “Merger Agreement”).

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase, dated March 24, 2010;

2. Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients to tender Shares;

3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates evidencing Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), on or prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

6. Instructions for the Requestor of Forms W-8BEN, W-8ECI, W-8EXP, and W-8IMY providing information relating to backup federal income tax withholding for non-U.S. stockholders;

7. The Company’s Solicitation/Recommendation Statement on Schedule 14D-9; and

8. Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE PAST 11:59 P.M.), NEW YORK CITY TIME, ON TUESDAY, APRIL 20, 2010, UNLESS THE OFFER IS EXTENDED.

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than Innisfree M&A Incorporated (the “Information Agent”) or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. However, upon request, Purchaser will reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their clients. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

For Shares to be properly tendered pursuant to the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary by 12:00 Midnight (one minute past 11:59 p.m.), New York City time, on Tuesday, April 20, 2010, unless the Offer is extended.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained, from the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

PEGASYSTEMS INC.

MAPLE LEAF ACQUISITION CORP.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF PURCHASER, PEGASYSTEMS, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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